PRESS RELEASE

Juniata Valley Financial Corp. Announces 8.6% Increase in Annual Earnings for 2007 and Declares
Quarterly Dividend

Mifflintown, PA –January 23, 2008— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the fourth quarter of 2007 and for the year ended December 31.

Net income for the year ended December 31, 2007 was $5,434,000, an 8.6% increase over 2006. Basic and diluted earnings per share were $1.23 and $1.22, respectively, for the year, an increase of 9.8% and 9.9%, respectively, as compared to 2006. Total assets at the end of 2007 were $420.1 million, 1% higher than at year-end 2006.

Net income for the fourth quarter of 2007 was $1,422,000, an increase of $75,000, or 5.6%, compared to the fourth quarter of 2006. Basic and diluted earnings per share increased 6.7% over the 2006 quarter, as basic and diluted earnings per share rose from $0.30 to $0.32.

Mr. Evanitsky commented that, “At a time when many financial institutions are reporting reduced earnings and experiencing credit quality problems, we are pleased to report to our shareholders that we continue to perform in a stable and sound manner, producing solid earnings. Our increased net income continues to be driven by a net interest margin that exceeded 4% and 15.6% growth in non-interest income, excluding securities gains and security impairment charges”.

Net interest income was approximately $15.7 million for the full year in 2007 as compared to $14.6 million in 2006. The net interest margin on a fully tax-equivalent basis increased 26 basis points, from 3.91% to 4.17%, when comparing the two years. One factor which influenced the net interest margin improvement was deposit growth (primarily from the branch purchase consummated late in the third quarter of 2006), which provided cash to eliminate short and long-term debt, resulting in lower funding costs. The opportunity to re-invest maturing securities into higher-yielding bonds during the most recent periods also had a positive impact on the net interest margin. A loan loss provision of $120,000 was recorded in 2007, compared to $54,000 in 2006. All categories of non-interest income increased when comparing the two years, primarily as a result of a concentrated sales and service effort. Non-interest expense increased by $964,000, or 8.6%, in 2007 as compared to 2006, partially as a result of staffing and other expenses associated with the addition of a new office in Richfield, PA that was acquired in September of 2006.

For the fourth quarter, net interest income was 7.7% higher, non-interest income, excluding securities gains, was 9.4% higher and non-interest expense was 6.3% higher in 2007 as compared to 2006.

Annualized return on average equity year-to-date and for the fourth quarter in 2007 was 11.41% and 11.85%, respectively, comparing favorably to the prior year’s ratios for the same periods of 10.53% and 11.28%, respectively. For the years ended December 31, 2007 and 2006, annualized return on average assets was 1.28% and 1.21%, respectively.

Mr. Evanitsky also announced that, on January 15, 2008, Juniata Valley’s Board of Directors declared a cash dividend of $.18 per share for the quarter, payable on March 1, 2008 to shareholders of record on February 15, 2008.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.